Patient Safety Technologies Announces its Amount of Proceeds on the Sale of Excelsior Radio
Wednesday November 30, 3:42 pm ET

Excelsior Radio Sold for approximately $60 Million
Patient Safety Technologies Expected to Initially Receive Approximately $2.17 Million

SANTA MONICA, Calif.--(BUSINESS WIRE)--Nov. 30, 2005--Patient Safety Technologies, Inc. (AMEX:PST - News) previously announced that Excelsior Radio Networks (Excelsior), was sold to Lincolnshire Management for approximately $60 Million. The Company now expects that its respective share of the proceeds from its stock appreciation rights in Excelsior will be approximately $2.17 Million. Such proceeds consist of cash of approximately $0.65 Million, a note receivable of approximately $0.83 Million and equity of approximately $0.69 Million. Additionally, in the event that Excelsior achieves certain milestones, the Company could receive additional cash payments of up to approximately $0.66 Million.

Patient Safety Technologies, Inc. (PST) is a holding company that owns assets in various businesses, including healthcare, real estate and merchant banking. Its healthcare division, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services, working toward becoming the leader in the patient safety sector. SurgiCount's focus is on surgical safety and its patient safety device, the Safety-Sponge(TM) System. The Safety-Sponge System is a machine readable surgical sponge that helps in reducing the number of retained sponges and towels in patients during surgical procedures, and allows for faster and more accurate counting of surgical sponges. For more information on Patient Safety Technologies, Inc., please contact the company directly at 310-752-1416, or by email at info@patientsafetytechnologies.com or http://www.patientsafetytechnologies.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies "expects," "should," "believes," "anticipates" or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Patient Safety Technologies filings with the Securities and Exchange Commission, including Patient Safety Technologies annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Patient Safety Technologies, Inc.
Nicolas Soichet, 310-752-1416
www.patientsafetytechnologies.com
or
CEOcast, Inc. for Patient Safety Technologies, Inc.
Cormac Glynn, 212-732-4300

Source: Patient Safety Technologies, Inc.